Exhibit 99.1

The First Bancshares, Inc. Announces the Acquisition of BCB Holding Co, Inc.

HATTIESBURG, Miss.--(BUSINESS WIRE)--July 1, 2014--Executives of The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) announced today that The First Bancshares, Inc., has acquired BCB Holding Company, Inc., holding company for Mobile, AL based Bay Bank.

The First, A National Banking Association President and CEO Hoppy Cole said: “We are pleased to welcome the customers and staff of Bay Bank to our team. We are excited about the opportunities that this merger will create in the Mobile market. The combination of Bay Bank and The First will create a community bank focused on its local markets with the products, services and lending capacity of a $1 billion dollar organization.”

The acquisition that was announced today will further expand The First across the Gulf Coast providing four new branches in Mobile County with a total of 10 locations in Baldwin and Mobile Counties making FBMS the community bank with the largest market share in those combined counties. The acquisition of Bay Bank gives The First customers a total of 31 convenient locations in south Mississippi, Louisiana and South Alabama.

The First will now have approximately $1.1 billion in assets and $950 million in deposits.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Miss., is the parent company of The First, A National Banking Association. Founded in 1996 near Hattiesburg, Mississippi, The First has grown rapidly through south Mississippi, south Alabama and Louisiana providing services competitive to those found at larger regional banks. The Company’s stock is traded on Nasdaq Global Market under the symbol FBMS. Information is available on the Company’s website www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998